UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 8, 2005

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE

Bellevue, WA 98006

(Address of principal executive offices)

(425) 373-0171

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of Director

On July 8, 2005, the board of directors of SCOLR Pharma, Inc., upon the recommendation of the board’s nominating and corporate governance committee, elected Hans Mueller, Ph.D. to its board of directors.

Dr. Mueller has an extensive background in the life sciences industry and most recently served as the senior vice president of global business development of Wyeth Pharmaceuticals, where he was responsible for worldwide licensing partnerships, collaborations and divestitures. Upon his retirement from Wyeth in 2004, Dr. Mueller began consulting for a number of private life science companies.

In accordance with SCOLR Pharma’s compensation policy for non-employee directors, SCOLR Pharma granted an option to purchase 50,000 shares of its common stock under SCOLR Pharma’s 2004 equity incentive plan to Dr. Mueller. The option has an exercise price of $3.81 per share, which represents the last sale price per share of SCOLR Pharma’s common stock as reported on the American Stock Exchange on July 8, 2005, the date of the grant. The option has a ten-year term and becomes exercisable in twelve equal monthly installments following the date of grant if Dr. Mueller is still serving as a director at such time.

A copy of the press release containing the announcement of Dr. Mueller’s election to the SCOLR Pharma board of directors is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release of SCOLR Pharma, Inc., dated July 12, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.

Dated: July 12, 2005	By:	/s/ Alan M. Mitchel
Alan M. Mitchel Senior Vice President and Chief Legal Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of SCOLR Pharma, Inc., dated July 12, 2005.

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